Exhibit 10

BUCYRUS INTERNATIONAL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective October 20, 2006

Amended and Restated Effective April 1, 2011

BUCYRUS INTERNATIONAL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective October 20, 2006

Amended and Restated Effective April 1, 2011

I.	PURPOSE AND EFFECTIVE DATE.

1.1.	Purpose. The Bucyrus International, Inc. Supplemental Executive Retirement Plan (the “Plan”) has been established by Bucyrus International, Inc. to attract and retain certain key employees by supplementing such key employees’ retirement income available under the Bucyrus International, Inc. Salaried Employees’ Retirement Plan (the “Qualified Plan”), which retirement income is otherwise limited by Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

1.2.	Effective Date. The Plan shall be effective October 20, 2006 and shall remain in effect until terminated in accordance with Section 7.5. The Plan was last amended and restated effective June 1, 2010, to modify the rules governing the eligibility of employees. The Plan is now amended and restated effective April 1, 2011, to provide that amounts payable under the Plan will be offset the value of a Participant’s benefit under the Qualified Plan attributable to the “SERP shift” amendment made to such Qualified Plan.

II.	DEFINITIONS.

When used in the Plan and initially capitalized, the following words and phrases shall have the meanings indicated:

2.1.	“Account” means the bookkeeping account established for purposes of accounting for the amount of a Participant’s Supplemental Benefits Amount determined and credited in accordance with Article IV each year, if any, as adjusted periodically to reflect interest earnings on such amounts in accordance with Article V.

2.2.	“Additional Cash Balance Accrual” means an amount credited to a Participant’s Cash Balance Account as a result of an amendment made to the Qualified Plan on or after April 1, 2011 which provides an additional accrual specific to such Participant.

2.3.	“Administrator” means the Bucyrus International, Inc. Benefits Committee or such other committee as may be appointed by the Committee to administer the Plan.

2.4.	“Affiliate” means any corporation, partnership, joint venture, trust, association or other business enterprise which is a member of the same controlled group of corporations, trades or businesses as the Company, within the meaning of Code Section 414(b) or (c); provided that, for purposes of determining whether a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of the phrase “ at least 80 percent” each place it appears therein or in the regulations thereunder.

2.5.	“Beneficiary” means the person or entity designated by the Participant to receive a Participant’s Supplemental Benefits Amounts in the event of the Participant’s death. If the Participant does not designate a Beneficiary, or if the Participant’s designated Beneficiary(ies) predeceases the Participant, the Participant’s spouse, or if the Participant is not married on the date of his or her death, the Participant’s estate, shall be the Beneficiary.

2.6.	“Board” means the Board of Directors of the Company.

2.7.	“Cash Balance Account” shall have the meaning set forth in the Qualified Plan.

2.8.	“Cash Balance Participant” shall have the meaning set forth in the Qualified Plan.

2.9.	“Code” means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

2.10.	“Committee” means the Compensation Committee of the Board.

2.11.	“Company” means Bucyrus International, Inc. or any successor thereto.

2.12.	“Compensation” shall have the meaning set forth in the Qualified Plan.

2.13.

“Eligible Employee” means a common-law U.S. employee of an Employer who (i) is a Cash Balance Participant, and (ii) is employed, on the date the allocation described in Section 4.1 is to be made to the individual’s Account, in a position with such global grade as is designated by the Chief Executive Officer and Senior Vice President of Human Resources of the Company from time to time as being eligible for the Plan; provided, however, that each employee who is an officer of the Company on the date the allocation described in Section 4.1 is to be made to the individual’s Account shall automatically be eligible for the Plan. In addition, in the event of an acquisition by the Company of another entity (“Predecessor Employer”), whether by stock or asset purchase, merger, or otherwise, the Chief Executive Officer and Senior Vice President of Human Resources of the Company may allow, in their sole discretion, an employee of the Predecessor Employer who becomes employed by a Participating Employer, and who was participating in a deferred compensation program or plan sponsored by such Predecessor Employer immediately prior to the acquisition, to participate in the

Plan with respect to (i) only such employee’s accrued benefit or account balance in the Predecessor Employer’s program or plan, which will be deemed transferred to this Plan, (ii) only for new Supplemental Benefit Amounts, or (iii) a combination of (i) and (ii).

2.14.	“Employer” means the Company and each Affiliate that, with the consent of the Company, has elected to participate in the Plan.

2.15.	“ERISA” means the Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

2.16.	“Participant” means an Eligible Employee who has become a participant in the Plan in accordance with Section 3.1.

2.17.	“Plan” means the Bucyrus International, Inc. Supplemental Executive Retirement Plan, as set forth herein and as amended from time to time.

2.18.	“Plan Year” means the calendar year. The initial Plan Year shall begin January 1, 2006.

2.19.	“Qualified Plan” means the Bucyrus International, Inc. Salaried Employees’ Retirement Plan, or any successor plan thereto.

2.20.

“Separation from Service” means the date on which a Participant terminates employment from the Company and its Affiliates. A Participant is deemed to have terminated employment as of the date after which the level of bona fide services that the Participant would perform (whether as an employee or independent contractor) permanently decreases to 20% or less of the average level of bona fide services performed by the Participant (whether as an employee or independent contractor) over the immediately preceding 36 month period (or such lesser period of actual services). Notwithstanding the foregoing, a Participant shall not incur a Separation from Service if the Participant is absent from active employment due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed the greater of (1) six (6) months, or if the leave of absence is due to the Participant’s medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of six (6) months or more, and such impairment causes the Participant to be unable to perform the duties of his position with the Company or an Affiliate or a substantially similar position of employment, then the leave period may be extended for up to a total of twenty-nine (29) months; or (2) the period during which the Participant’s right to reemployment by the Company or an Affiliate is provided either by statute or by contract. If the period of leave exceeds the applicable time period set forth above and the individual does not retain the right to reemployment under an applicable statute or by contract, the employment relationship is deemed terminated on the first date immediately following the end of the leave period set forth above. Notwithstanding the foregoing, if a Participant is also providing services as an independent contractor of the Company and its Affiliates while an employee, or if the Participant becomes an independent contractor to the Company or its Affiliates after ceasing employment, the Participant will incur a Separation from Service on the date prescribed by Code Section 409A. The Administrator shall make determinations regarding whether a Participant has incurred a Separation from Service in accordance with the regulations promulgated under Code Section 409A.

2.21.	“Supplemental Benefit Amounts” means the amounts credited to the Participant’s Account in accordance with Article IV.

2.22.	“Valuation Date” means any date on which a Participant’s Account is valued, which shall be each business day of a Plan Year unless determined otherwise by the Administrator.

III.	PARTICIPATION.

3.1.	Participation. An employee who was a Participant in the Plan on May 31, 2010 shall continue participating hereunder on June 1, 2010. On and after June 1, 2010, an employee shall automatically become a Participant in the Plan on December 31 of the year in which he or she first meets the requirements of an Eligible Employee. An Eligible Employee shall cease to receive Supplemental Benefit Amounts, although his or her Account will continue to be credited with interest credits, on the date the individual ceases to be an Eligible Employee.

3.2.	ERISA Exemption. It is the intent of the Company that the Plan be exempt from Parts 2, 3 and 4 of Subtitle B of Title I of ERISA, as an unfunded plan that is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees (the “ERISA Exemption”). Notwithstanding anything to the contrary in Section 3.1 or in any other provision of the Plan, the Committee may, in its sole discretion, exclude any one or more employees from eligibility to participate or from participation in the Plan, exclude any Participant from continued participation in the Plan, and take any further action permissible under Code Section 409A that it considers necessary or appropriate if the Committee reasonably determines in good faith that such exclusion or further action is necessary in order for the Plan to qualify for, or to continue to qualify for, the ERISA Exemption.

IV.	SUPPLEMENTAL BENEFIT AMOUNTS.

4.1.	Computation of Supplemental Benefit Amounts. A Participant shall be entitled to Supplemental Benefit Amounts for each Plan Year that he or she is an Eligible Employee. Such Supplemental Benefit Amount shall be equal to the excess, if any, of:

(i)	the amount the Eligible Employee otherwise would have been entitled to have credited to his or her Cash Balance Account as a pay credit for the Plan Year under the Qualified Plan if such benefit was calculated without regard to Code Sections 401(a)(17) and 415, over

(ii)	the amount which is credited to the Eligible Employee’s Cash Balance Account as a pay credit for such Plan Year under the Qualified Plan;

provided that in any Plan Year in which a Participant’s Cash Balance Account is credited with an Additional Cash Balance Accrual, such Additional Cash Balance Accrual shall be disregarded for purposes of this Section 4.1.

4.2.	Vesting. A Participant’s Account shall vest in accordance with the same vesting schedule that applies to the Participant’s Cash Balance Account under the Qualified Plan. If a Participant who Separates from Service is not vested in his or her Account, such Account shall be forfeited and the Participant shall not be entitled to any payments hereunder.

4.3.	Crediting of Supplemental Benefit Amounts. The Supplemental Benefit Amount computed in Section 4.1 above for each Plan Year shall be credited to the Participant’s Account as of the last day of the Plan Year. Notwithstanding the foregoing, if the Participant Separates from Service during the Plan Year, the Supplemental Benefit Amount shall be credited as of the last day of the month in which such Separation from Service occurs.

4.4.	Offset for Additional Cash Balance Accruals. Whenever a Participant is credited with an Additional Cash Balance Accrual to his or her Cash Balance Account under the Qualified Plan, the Participant’s Account hereunder shall be reduced by an amount equal to such Additional Cash Balance Accrual.

V.	ACCOUNTS AND INVESTMENTS.

5.1.	Valuation of Accounts. The Administrator shall establish an Account for each Participant who has been credited with a Supplemental Benefit Amount. Such Account shall be credited with a Participant’s Supplemental Benefit Amount as set forth in Section 4.3. As of each Valuation Date, the Participants’ Accounts shall be adjusted upward or downward to reflect:

(a)	the interest earnings to be credited as of such Valuation Date pursuant to Section 5.2 below, and

(b)	the amount of distributions, if any, to be debited as of that Valuation Date under Article VI.

5.2.	Interest Credits. Accounts shall be credited with interest credits on the last day of each calendar month. Such interest credit shall mirror the interest credit on Cash Balance Accounts (as defined by the terms of the Qualified Plan) and shall be determined in the same manner as under the Qualified Plan. A Participant’s Account shall continue to be credited with such interest credits until the date on which the Participant’s Account is paid out in full.

VI.	DISTRIBUTIONS.

6.1.	Election. An Eligible Employee shall make a distribution election with respect to his or her vested Account within the first thirty (30) days following his or her initial participation date under Section 3.1. The election shall be in such form as the Administrator shall prescribe. The distribution election shall specify whether payment of the Participant’s benefits are to begin upon the Participant’s Separation from Service, or such later age as is specified by the Participant. The distribution election shall also specify that distribution of the Participant’s Account be made in accordance with one of the following options:

(a)	A single lump sum payment of the vested Account, valued as of the Valuation Date immediately preceding distribution; or

(b)	5 annual installments of the vested Account, with the amount of each installment equal to the balance of the Participant’s Account as of the December 31 immediately preceding the distribution date divided by the number of installments remaining to be paid (and with the final distribution being equal to the balance in the Participant’s Account as of the Valuation Date immediately preceding the distribution date); or

(c)	10 annual installments of the vested Account, with the amount of each installment equal to the balance of the Participant’s Account as of the December 31 immediately preceding the distribution date divided by the number of installments remaining to be paid (and with the final distribution being equal to the balance in the Participant’s Account as of the Valuation Date immediately preceding the distribution date).

In the absence of a distribution election, the Participant will be deemed to have elected to receive payment in the form of a single lump sum upon Separation from Service.

6.2.	Modified Distribution Election.

(a)	Prior to January 1, 2008. Provided that distribution of a Participant’s Account has not been commenced and is not scheduled to commence during 2007, a Participant may change his or her distribution election until December 31, 2007.

(b)	After December 31, 2007. After December 31, 2007, a Participant may change his or her distribution election (regarding the time or form of payment or both) only in accordance with the following rules:

(i) the revised distribution election must be made at least twelve (12) months prior to the date on which the payment was scheduled to be paid (or begin to be paid, if installments were elected) and may not be given effect until the end of such twelve (12) month period; and

(ii) the date of distribution must be delayed for at least five (5) years from the date on which the payment was scheduled to be paid (or begin to be paid, if installments were elected).

6.3.	Distribution Commencement Date. Distribution of the Participant’s vested Account will be made or commence in the later of (i) February of the calendar year following the calendar year in which the Participant’s Account becomes payable, or (ii) if the Account is payable as a result of the Participant’s Separation from Service, the seventh month following the month in which the Participant’s Separation from Service occurs (other than as a result of death); or in each case as soon thereafter as is administratively practicable, but not later than the end of the calendar year in which the payment is scheduled to occur. For any Participant whose vested Account is distributable in annual installments, each annual installment after the initial payment will be paid in February of each succeeding year, or as soon thereafter as is administratively practicable, but not later than the end of the calendar year.

6.4.	Form of Distribution, All payments shall be made in cash.

6.5.	Distribution of Small Benefits. Notwithstanding anything to the contrary herein, including any election made by a Participant as to the form or time of distribution, if the balance of a Participant’s Account, when added to the balance of any other account maintained on behalf of the Participant under a plan that is required to be aggregated with this Plan under Code Section 409A, is $10,000 or less as of the Valuation Date immediately preceding such Participant’s Separation from Service, the vested balance of such Participant’s Account shall be distributed in a lump sum upon the Participant’s Separation from Service (subject to the timing rules of Section 6.3).

6.6.	Acceleration of Payments. Notwithstanding any other provision of the Plan, if the Committee determines that all or any portion of a Participant’s Account is required to be included in the Participant’s income as a result of a failure to comply with the requirements of Code Section 409A and the regulations promulgated thereunder, the Company or applicable Affiliate shall immediately make distribution from the Plan to the Participant or Beneficiary, in one lump sum, of the vested amount (but not exceeding the amount) that is required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

6.7.

Hardship Withdrawals. A Participant who has incurred an “unforeseeable emergency” may request, and the Committee may (but need not) approve a distribution of part or all of the Participant’s vested Account balance, in accordance with and subject to the limitations set forth in this Section. An “unforeseeable emergency” means a severe financial hardship to the Participant resulting from any of the following: an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section

152 without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Administrator in accordance with Code Section 409A. The amount authorized by the Committee for distribution with respect to an emergency may not exceed the amounts reasonably necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship.

6.8.

Distribution of Remaining Account Following Participant’s Death. In the event of the Participant’s death, the Participant’s remaining undistributed vested interest will be distributed to the Participant’s Beneficiary in a single sum on the first day of the fourth month following the month of the Participant’s death (the “Scheduled Payment Date”), or as soon thereafter as is administratively practicable, but not later than the end of the calendar year in which the Scheduled Payment Date occurs, or if later, by the 15th day of the third month following the Schedule Payment Date. In no event shall the Beneficiary be permitted to designate the taxable year in which such payment will be made.

VII.	GENERAL PROVISIONS

7.1.	Administration. The Committee or (subject to such rules as the Committee may prescribe) the Administrator shall administer and interpret the Plan and supervise preparation of Participant elections, forms, and any amendments thereto. The Committee or (subject to such rules as the Committee may prescribe) the Administrator may, in their discretion, delegate any or all of their authority and responsibility, and to the extent of any such delegation, any references herein to the Committee and/or the Administrator shall be deemed references to such delegee; provided that any such delegee shall not act in any non-ministerial fashion in a matter affecting the delegee’s own participation or interest in the Plan. Interpretation of the Plan shall be within the sole discretion of the Committee or (subject to such rules as the Committee may prescribe) the Administrator, and any interpretations, actions, decisions or findings of the Committee or Administrator shall be final and binding upon each Participant and Beneficiary. The Committee or (subject to such rules as the Committee may prescribe) the Administrator may adopt and modify rules and regulations relating to the Plan as they deem necessary or advisable for the administration of the Plan. Notwithstanding anything to the contrary, the Administrator shall not act in any non-ministerial fashion in any matter that affects one or more of the members of the committee that is the Administrator (unless such action affects all Participants uniformly) and any such action will be taken or decision made by the Committee

7.2.	Claims Procedures.

(a)	Initial Claim. If a Participant or Beneficiary (the “claimant”) believes that he or she is entitled to a payment under the Plan that is not provided, the claimant or his or her legal representative shall file a written claim for such payment with the Administrator; provided that if the claimant is a member of the committee that comprises the Administrator, the claim shall be submitted directly to the Committee and all references in this subsection (a) to the Administrator shall instead refer to the Committee. Such claim shall be filed no later than 90 days following the latest date on which the payment should have been made. The Administrator shall review the claim within 60 days following the date of receipt of the claim. If the claimant’s claim is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review.

(b)

Appeal of Denied Claim. The claimant has the right to appeal the Administrator’s decision by filing a written appeal to the Committee within 60 days after claimant’s receipt of the decision or deemed denial, but in order to avoid penalties under Code Section 409A, no later than 180 days after the latest date the payment at issue should have been made. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal. The claimant may submit written comments, documents, records and other information relating to his or her claim with the appeal. The Committee will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Committee shall make a determination on the appeal within 60 days after receiving the claimant’s written appeal; provided that the Committee may determine that an additional 60-day extension is necessary due to circumstances beyond the Committee’s control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If the claimant’s appeal is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

(c)	Deemed Denial. If the Administrator fails to render a decision on a claimant’s initial claim for benefits under the Plan or the Committee fails to render a decision on the claimant’s subsequent appeal of the Administrator’s decision, such claim or appeal will be deemed to be denied.

7.3.	Participant Rights Unsecured.

(a)	Unsecured Claim. The right of a Participant or a Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his or her Account by an Employer or to any other specific assets of an Employer. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative.

(b)	Contractual Obligation. Each Employer shall be responsible for the payment of benefits attributable to Participants in its employ. An Employer may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of an Employer shall be deemed to be secured by any pledge of, or other encumbrance on, any property of an Employer. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between an Employer and any Participant or Beneficiary, or any other person.

7.4.	Distributions for Tax Withholding and Payment.

(a)

FICA Taxes. Notwithstanding the time or schedule of payments otherwise applicable to the Participant, the Administrator may direct that distribution from a Participant’s vested Account be made (i) to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) with respect to compensation deferred under the Plan, (ii) to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of FICA taxes, and (iii) to pay the additional income tax at source on wages attributable to the “pyramiding” of Code Section 3401 wages and taxes; provided that the total amount distributed under this provision must not exceed the aggregate of the FICA tax and the income tax withholding related to such FICA tax. In addition or alternatively, the Administrator may direct that all FICA taxes due in connection with any allocation hereunder be withheld from other compensation owed to a Participant.

(b)	Other Withholding Taxes. The amount actually distributed to the Participant or a Beneficiary will be reduced by applicable tax withholding except to the extent such withholding requirements previously were satisfied in accordance with subsection (a) above.

7.5.	Amendment or Termination of Plan.

(a)	Amendment. The Committee may at any time amend the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) receiving allocations and/or interest credits to be made on or after the amendment date; provided, however, that no amendment or termination may reduce or eliminate any Account balance accrued to the date of such amendment or termination (except as such Account balance may be reduced as a result of investment losses allocable to such Account).

(b)	Termination. There shall be no time limit on the duration of the Plan. The Board may terminate the Plan at any time. In addition, the Board may terminate the Plan (or the Plan shall automatically terminate) and benefits may be paid in connection with such termination in accordance with and subject to the following rules:

(i) The Board at any time may irrevocably terminate the Plan and require that all benefits accrued be distributed to Participants and Beneficiaries in a single sum without regard to a Participant’s prior election as to the form or time of benefit payments, if (A) all plans or arrangements maintained by the Company and its Affiliates that would be required to be aggregated with this Plan under Code Section 409A are terminated with respect to all participants and all benefits accrued thereunder paid in a lump sum; (B) no payments other than those payable under the pre-existing terms of the Plan are made within 12 months of the date on which the arrangement is terminated; (C) all payments are completed within 24 months of the termination; and (D) the Company and its Affiliates do not, for the three years following the date of termination, maintain an arrangement that would be required to be aggregated with this Plan under Code Section 409A.

(ii) The Plan will automatically and irrevocably terminate and all benefits accrued will be distributed to Participants (or Beneficiaries of deceased Participants) in a single sum without regard to a Participant’s prior election as to the form and timing of benefit payments, with respect to any Participant (or the Beneficiary of a deceased Participant) who is affected by a “change in control event”, but only if all other arrangements maintained by the Company and its Affiliates that are required to be aggregated with this Plan under Code Section 409A immediately following the change in control event are terminated and liquidated with respect to the Participants (or Beneficiaries of deceased Participants) who experienced the change in control event. For purposes of this Paragraph (ii), the term “change in control event” has the meaning specified by the Secretary of the Treasury for purposes of Code Section 409A. Payment shall be made within ten (10) business days of the occurrence of the change in control event. If payment is delayed beyond such payment deadline for any reason, the balance to be paid out shall become fixed as of such tenth (10th) day, and shall be the balance of the Participant’s Account as of date of the change in control event, except that such amount shall be increased in an amount equivalent to interest on such fixed amount, to the date of actual payment, at a rate equal to two times the applicable federal rate, as determined under Code Section 1274 as of the date of payment.

(iii) The Board may irrevocably terminate the Plan and all benefits accrued will be distributed in a single sum without regard to a Participant’s prior election as to the form of benefit payments, if (A) the termination occurs within 12 months of a complete dissolution that is taxed under Code Section 331 or upon approval of a bankruptcy court pursuant to Section 503(b)(1)(A) of Title 11 of the United States Code, and (B) the amounts deferred under the Plan are distributed and included in the gross income of Participants and Beneficiaries by the latest of (i) the calendar year in which the Plan termination occurs, (ii) the first calendar year in which the amounts are no longer subject to a substantial risk of forfeiture, or (iii) the first calendar year in which the payment is administratively practicable.

Except as provided in paragraphs (i), (ii) and (iii) above or as otherwise permitted in regulations promulgated by the Secretary of the Treasury under Code Section 409A, any action that purports to terminate the Plan shall instead be construed as an amendment to discontinue further benefit accruals, but the Plan will continue to operate, in accordance with its terms as from time to time amended and in accordance with applicable Participant elections, with respect to the Participant’s benefit accrued through the date of termination, and in no event shall any such action purporting to terminate the Plan form the basis for accelerating distributions to Participants and Beneficiaries.

If amounts will be distributed upon the Plan’s termination, each Participant who is employed by the Company or an Affiliate immediately prior to the date of such Plan termination will become fully vested in his or her Account.

7.6.	Administrative Expenses. Costs of establishing and administering the Plan will be paid by the Employers.

7.7.	Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Employers, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

7.8.	Right of Offset. The Employers shall have the right to offset from the benefits payable hereunder any amount that the Participant owes to the Company or an Affiliate or other entity in which the Company or an Affiliate maintains an ownership interest. The Company may effectuate the offset without the consent of the Participant (or, in the event of the Participant’ death, without the consent of the Participant’s spouse or Beneficiary).

7.9.	Not a Contract of Employment. This Plan may not be construed as giving any person the right to be retained as an employee of the Company or any Affiliate.

7.10.	Miscellaneous Distribution Rules. The provisions of this Section will supersede any inconsistent distribution provisions of the Plan. If and to the extent that the Company reasonably anticipates that the making of a payment will violate Federal securities laws or other applicable law, the payment shall be deferred until the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment is not treated as a violation of applicable law because the payment would cause the inclusion of amounts in gross income of the recipient or result in a penalty or any provision of the Code being or becoming applicable.

7.11.	Nontransferability. Prior to payment thereof, no benefit under the Plan shall be assignable or subject to any manner of alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.

7.12.	Governing Law and Limitations on Actions.

(a)	Governing Law. This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Wisconsin (without reference to conflict of law principles thereof) to the extent such laws are not preempted by federal law.

(b)	Limitation on Actions. Any action or other legal proceeding with respect to the Plan may be brought only after the claims and appeals procedures of Section 7.2 are exhausted and only within period ending on the earlier of (1) one year after the date claimant receives notice or deemed notice of a denial upon appeal under Section 7.2(b), or (2) the expiration of the applicable statute of limitations period under applicable federal law.

BUCYRUS INTERNATIONAL, INC.

By:	/s/ Craig R. Mackus
Title:	Chief Financial Officer and Secretary
Date:	April 20, 2011